Exhibit 99.1

BARE ESCENTUALS, INC. REPORTS FIRST QUARTER FISCAL 2007 RESULTS

First Quarter Sales Increase 29% and Net Income Improves 40%

SAN FRANCISCO, CA (May 2, 2007) ― Bare Escentuals, Inc. (Nasdaq: BARE) today announced financial results for the first fiscal quarter ended April 1, 2007.

Net sales for the first quarter of fiscal 2007 were $115.6 million, an increase of approximately 29% from $89.9 million recorded in the same period last year. Net income for the first quarter of fiscal 2007 was $20.4 million, or $0.22 per diluted share on approximately 92.6 million shares outstanding, compared to $14.5 million, or $0.20 per diluted share on approximately 71.9 million shares outstanding, in the first quarter of fiscal 2006. Operating income for the first quarter of fiscal 2007 was $40.4 million, an increase of approximately 20% from $33.6 million in the same period last year.

“The first quarter of 2007 was a very good quarter for the company and a continuation of the strong growth we delivered in 2006,” said Leslie Blodgett, Chief Executive Officer. “While our sales and earnings speak to our outstanding performance, it is the strength of our brand and dedication of our customers that genuinely reflect our success. As we expand distribution channels worldwide, we remain committed to providing the highest quality bareMinerals products and customer service, as well as maintaining our brand excellence and industry leadership.”

Guidance

Based on stronger-than-expected first quarter results, Bare Escentuals expects fiscal 2007 diluted earnings per share to be in the range of $0.89 to $0.94 on approximately 93.2 million shares outstanding. This change represents an increase of $0.05 over the prior earnings guidance. The Company continues to anticipate that earnings will be weighted toward the second half of fiscal 2007.

Conference Call

Bare Escentuals, Inc. will host a conference call today, May 2, 2007 at 1:30 p.m. Pacific (4:30 p.m. Eastern). The call, which will be hosted by Leslie Blodgett, Chief Executive Officer; Diane Miles, President; and Myles McCormick, Chief Financial Officer and Chief Operations Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at http://ir.bareescentuals.com. The webcast will also be archived online within one hour of the completion of the conference call and available at the Investor Relations section of the Company’s website at http://ir.bareescentuals.com.

About Bare Escentuals, Inc.

Bare Escentuals, Inc. is one of the fastest growing prestige cosmetic companies in the United States and a leader in mineral-based cosmetics. The Company utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell cosmetics, skin care, and body care products under its bareMinerals, RareMinerals and namesake Bare Escentuals brands, and professional skin care products under its md formulations brand through infomercials, home shopping television, specialty beauty retailers, company-owned boutiques, spas and salons, and online shopping.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results and capital expenditures for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to our dependence on sales of our mineral-based foundation; our dependence on significant customers with whom we do not have long-term purchase commitments; the highly competitive nature of the beauty industry, and the adverse consequences if we are unable to compete effectively; the possibility that we might not manage our growth effectively or sustain our growth or profitability; the possibility that we might not be able to retain key executives and other personnel and recruit additional executives and personnel; the possibility that we might not be able to open and operate new boutiques successfully; our dependence on our suppliers to produce and deliver our products in a timely and cost-effective manner; the possibility that our media spending might not result in increased net sales or generate the levels of product and brand name awareness we desire; the possibility that we may be unable to repay or refinance our indebtedness, which was $339.3 million as of December 31, 2006; changes in general economic or market conditions; and other risk factors detailed in our Annual Report on Form 10-K for the year ended December 31, 2006, which is available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Contact:	Andrew Greenebaum / Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icrinc.com ; clumpkins@icrinc.com
(310) 954-1100

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BARE ESCENTUALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except percentages and per share data)

	Three months ended
	April 1, 2007		April 2, 2006
Sales, net	$115,613	100.0%	$89,915	100.0%
Cost of goods sold	33,450	28.9	25,196	28.0
Gross profit	82,163	71.1	64,719	72.0
Expenses:
Selling, general and administrative	39,185	33.9	29,684	33.0
Depreciation and amortization	940	0.8	465	0.5
Stock-based compensation	1,611	1.4	944	1.1
Operating income	40,427	35.0	33,626	37.4
Interest expense, net	(6,470)	(5.6)	(8,697)	(9.7)
Income before provision for income taxes	33,957	29.4	24,929	27.7
Provision for income taxes	13,552	11.7	10,395	11.5
Net income	$20,405	17.7%	$14,534	16.2%

Net income per share:
Basic	$0.23		$0.21
Diluted	$0.22		$0.20

Weighted-average shares used in per share calculations:
Basic	89,428		69,145
Diluted	92,632		71,868

BARE ESCENTUALS, INC.

NET SALES BY BUSINESS SEGMENT AND DISTRIBUTION CHANNEL

(in thousands, except percentages)

	Three Months Ended
	April 1, 2007		April 2, 2006
Retail
Infomercial	$34,274	29.7%	$30,548	34.0%
Boutiques	17,134	14.8	11,516	12.8
Total retail	51,408	44.5	42,064	46.8
Wholesale
Premium wholesale	35,580	30.8	23,828	26.5
Home shopping television	13,694	11.8	12,366	13.8
Spas and salons	9,959	8.6	7,506	8.3
International distributors	4,972	4.3	4,151	4.6
Total wholesale	64,205	55.5	47,851	53.2
Sales, net	$115,613	100.0%	$89,915	100.0%

BARE ESCENTUALS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	April 1, 2007	December 31, 2006	April 2, 2006
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$39,153	$20,875	$26,507
Inventories	59,267	62,006	39,199
Accounts receivable, net of allowances	37,721	30,759	24,944
Total current assets	149,365	125,715	97,093
Total assets	183,580	155,835	116,167
Accounts payable	21,178	25,357	18,916
Accrued liabilities	13,427	16,123	12,765
Total current liabilities	58,764	59,377	50,082
Current portion of long-term debt	17,624	17,624	12,667
Long-term debt	307,376	321,639	374,000
Total stockholders’ equity (deficit)	$(188,803)	$(228,522)	$(310,833)